Exhibit 99.1
CONTACT: ERNESTO BAUTISTA III, CFO
(281)921-6400
Release #10-10
CARBO CERAMICS INC. ANNOUNCES SECOND QUARTER 2010 EARNINGS
Conference Call Scheduled for Today, 10:00 a.m. Central Time

•	Quarterly revenues of $111.5 million were up 61 percent compared to the prior year

•	Quarterly global proppant sales volume of 314 million pounds up 45 percent versus the prior year

•	Net income of $18.7 million, or $0.81 per diluted share, for the quarter

•	Quarterly dividend was raised for the 10th consecutive year

HOUSTON (July 29, 2010) — CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $18.7 million, or $0.81 per diluted share, on revenues of $111.5 million for the quarter ended June 30, 2010.
President and CEO Gary Kolstad commented, “We are pleased with the results for the second quarter. The economic success that our clients have experienced when using our highly conductive proppant in both oil and natural gas plays has helped maintain demand at a high level. Although we were able to marginally draw down from our finished goods inventory during the second quarter, we remain capacity constrained, and as mentioned on last quarter’s conference call, we expect proppant sales volumes to track closely with our production capacity over the next several months. Construction is progressing well on the third 250 million pound production line at our Toomsboro, Georgia facility, and we still expect this line to commence production in November of this year. We continue to see solid revenue growth in the Falcon Technologies business, and were pleased to have announced an 11 percent increase in our quarterly dividend, illustrating the Board of Directors’ confidence in the current and future financial strength of the Company.”
Mr. Kolstad continued, “During the second quarter, our commitment to technology development continued as we expanded our iPropTM family of detectable proppants with the introduction of CARBONRTTM, an innovative, environmentally responsible, non-radioactive traceable proppant. In addition, the production of CARBOBONDTM at our New Iberia resin-coating facility continued the enhancement of our highly conductive proppant suite.”
Second Quarter Results
Revenues for the second quarter of 2010 increased 61 percent, or $42.2 million, when compared to the second quarter of 2009. The Company’s worldwide proppant sales volume totaled 314 million pounds for the second quarter of 2010 and represents a year-over-year increase of 45 percent. North American proppant sales volume increased 42 percent year-over-year, while international proppant sales volume increased 61 percent compared to same period last year.
Operating profit for the second quarter of 2010 increased 101 percent, or $14.5 million, compared to the second quarter of 2009. This increase is due to higher sales volume and an increase in the average proppant selling price, partially offset by an increase in freight costs. Selling, general, administrative and other operating expenses for the second quarter of 2010 increased $3.6 million on a year-over-year basis, largely due to the inclusion of the Falcon Technologies business that was acquired in October 2009 and higher research and development spending.

CARBO Ceramics 2010 Second Quarter Earnings Release
July 29, 2010

Net income for the second quarter of 2010 increased 100 percent, or $9.3 million, compared to the second quarter of 2009.
Technology and Business Highlights
•	Several operators continued to report excellent production results in both the Bakken and Eagle Ford plays in wells utilizing CARBO’s ceramic proppants. Demand for high quality ceramic proppant in these two plays continues to grow as operators realize the benefits of Economic Conductivity®, particularly in the presence of multiphase flow.
•	CARBOBONDTM, a resin-coated ceramic proppant, is being successfully deployed in wells and client interest remains high. We continue to ramp up production of this product at our New Iberia resin coating facility.
•	CARBONRTTM, a non-radioactive, environmentally responsible, traceable proppant was successfully introduced during the second quarter. CARBONRTTM is well positioned to benefit from the increased focus on global environmental stewardship in the oil and gas industry.
•	In April, StrataGen Engineering held a symposium on shale completion strategies. Topics covered by the panel of E&P experts assembled for the workshop included: shale characterization, reservoir modeling of stimulated shale reservoirs, shale pressure diagnostics — evaluation of the reservoir pre-frac and stimulation effectiveness post-frac in horizontal wells and E&P experiences in stimulation shale reservoirs.
Outlook
CEO Gary Kolstad commented on the outlook for the Company stating, “Our near-term outlook on natural gas, like many in the industry, remains cautious given the backdrop of weak natural gas fundamentals. However, we are somewhat encouraged by the price of oil which may keep activity at healthy levels for the second half of 2010. Demand for our products and services is strong, and we continue to anticipate that our ceramic proppant sales volumes will closely match our production capacity for the remainder of the year. As stated previously, we were able to draw down our finished goods inventory in the second quarter, but we do not anticipate being able to replicate this strategy during the second half of 2010.”
Mr. Kolstad continued, “As I previously noted, production on Line 3 at our Toomsboro location is anticipated to begin in November of this year and we are excited to add additional capacity with Line 4, which is expected to be complete in 2011. When combined, these two lines will increase our annual productive capacity by 40 percent or 500 million pounds. We remain committed to our long-term view of continued growth in CARBO’s production capacity to better serve our clients. An additional component for growth will come from our ability to remain a leader in the development of technologically advanced proppant systems. As such, the opening of our new CARBO Technology Center in Houston during the third quarter of this year is a key step in that process, and will allow us to have better collaboration with our E&P end-users in the development of products that enhance Economic Conductivity® and promote environmental stewardship.”
As previously announced, a conference call to discuss the Company’s second quarter results is scheduled for today at 10:00 a.m. central time (11:00 a.m. eastern). To participate in the teleconference, investors should dial 1-877-317-6789 about 10 minutes before the start time and reference the CARBO conference call. Canada-based callers should dial 1-866-605-3852 and international callers should dial 1-412-317-6789. The conference call can also be accessed by visiting the company’s Web site, www.carboceramics.com.
CARBO is the world’s largest supplier of ceramic proppant for fracturing oil and gas wells; the provider of the world’s most popular fracture simulation software; and a provider of fracture design and consulting services. The Company also provides a broad range of technologies for spill prevention, containment and countermeasures, along with geotechnical monitoring.

CARBO Ceramics 2010 Second Quarter Earnings Release
July 29, 2010

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.
- tables follow -

CARBO Ceramics 2010 Second Quarter Earnings Release
July 29, 2010

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$111,532	$69,322	$234,981	$159,964
Cost of sales	70,291	46,130	151,175	100,788

Gross profit	41,241	23,192	83,806	59,176
Selling, general & administrative expenses	12,058	8,855	25,696	20,354
Start-up costs	384	—	519	—

Operating profit	28,799	14,337	57,591	38,822
Interest income, net	41	116	74	320
Foreign currency exchange (loss) gain, net	(23)	(205)	13	(246)
Other (expense) income, net	(93)	3	(216)	178

Income before income taxes	28,724	14,251	57,462	39,074
Income taxes	9,990	4,864	19,736	13,259

Net income	$18,734	$9,387	$37,726	$25,815

Earnings per share:
Basic	$0.81	$0.41	$1.63	$1.11

Diluted	$0.81	$0.41	$1.63	$1.11

Average shares outstanding:
Basic	22,971	23,086	22,969	23,272

Diluted	22,979	23,137	22,978	23,324

Depreciation and amortization	$6,596	$6,133	$13,330	$12,324

Selected Balance Sheet Information

	June 30, 2010	December 31, 2009
	(In thousands)
Assets
Cash and cash equivalents	$72,646	$69,557
Other current assets	160,358	149,313
Property, plant and equipment, net	292,273	270,722
Intangible and other assets, net	10,588	10,104
Total assets	549,388	513,412

Liabilities and Shareholders’ Equity
Accrued income taxes	$75	$3,609
Other current liabilities	39,308	28,849
Deferred income taxes	24,355	23,638
Shareholders’ equity	485,650	457,316

Total liabilities and shareholders’ equity	$549,388	$513,412